Exhibit 99.1

FOR IMMEDIATE RELEASE

HANDLEMAN COMPANY REPORTS SECOND QUARTER

FISCAL YEAR 2008 RESULTS

Troy, Michigan – December 6, 2007, Handleman Company (NYSE: HDL), www.handleman.com, today announced results for its second quarter of fiscal year 2008, which ended October 27, 2007.

Revenues for the second quarter of this fiscal year were $315.5 million, compared to $330.5 million for the second quarter of last year.

Loss before income taxes for the second quarter of this year was $15.0 million, compared to a loss of $8.2 million for the second quarter of last year.

Net loss for the second quarter of this year was $15.9 million or $.78 per diluted share, compared to a net loss of $14.2 million or $.70 per diluted share for the same quarter of last year.

The Company believes certain categories of expense, in both this year and last year, should be excluded in order to provide a meaningful comparison of operating performance. These consist of consulting and implementation expenses related to the Company’s cost saving initiatives; foreign exchange gains or losses (primarily on inter-company accounts receivable / payable balances); loss on an investment in, and loan receivable from, a digital content management company; and start-up costs related to new business initiatives in the United Kingdom (UK). Excluding these categories, pro-forma loss before income taxes for the second quarter of this fiscal year was $1.5 million, compared to a pro-forma loss before income taxes of $2.6 million for the second quarter of last year.

The following table reconciles GAAP loss before income taxes to pro-forma amounts.

	Three Months Ended *		Six Months Ended *
	Oct 27, 2007	Oct 28, 2006	Oct 27, 2007	Oct 28, 2006
Loss before income taxes	$(15,031)	$(8,173)	$(32,696)	$(30,572)
Implementation and consulting expenses related to the Company’s cost savings initiatives	5,280	3,420	6,561	6,392
Loss on an investment in, and a receivable from, a digital content management company	6,621	—	6,621	—
Foreign exchange losses / (gains) primarily on inter-company accounts receivable / payable balances	1,585	(273)	1,839	(498)
Start-up losses related to new business initiatives in the UK	—	2,466	—	2,937

Pro-forma loss before income taxes	$(1,545)	$(2,560)	$(17,675)	$(21,741)

*	Amounts in thousands

Second quarter revenues this year were $315.5 million, a decline of $15.0 million or 5% from the same period of last year. Revenues for the second quarters of this year and last year are summarized below.

	Three Months Ended *
	Oct 27, 2007	Oct 28, 2006
Revenues
Category management – primarily music and video	$216,513	$280,110
Greeting cards	17,742	0
Fee for services	16,021	5,242
Video game related distribution	65,253	45,157

Total revenues	$315,529	$330,509

*	Amounts in thousands

•

The decline in category management revenues for music, video and other products was primarily due to lower music sales in the United States and Canada, as well as the termination of the Company’s supply agreement with ASDA in the UK at the end of August 2007.

•	Greeting card revenues began in the second half of fiscal 2007.

•	The increase in fee for service revenues was due to an agreement that began during the latter part of fiscal 2007 to distribute and service entertainment products for a key retailer in the UK.

•	The increase in video game revenues was mainly attributable to the release of new platforms in the video game industry.

On November 28, 2007 the Company announced the election of Albert A. Koch to President and Chief Executive Officer, succeeding Stephen Strome.

Mr. Koch said, “The Company’s performance in the second quarter underscores the need to accelerate the pace of change and restore profitability. At a time when the music industry is undergoing dramatic change, Handleman must continue to expand its horizons and pursue opportunities to grow revenues and profit margins, while keeping costs under control. To this end, I am encouraged by the diversification efforts the Company has achieved by adding greeting cards, fee for service and console video game revenues. We will continue to monitor these businesses closely and investigate ways to improve their performance.”

The Company’s gross profit margin, as a percentage of revenues, was 17.4% for the second quarter of this year, compared to 15.7% for the second quarter of last year. The increase in the gross profit margin percentage was primarily the result of increases in higher margin service revenues and internally developed video game software revenues.

Selling, general & administrative expenses for the second quarter of this year were $63.6 million or 20.2% of revenues, compared to $58.9 million or 17.8% of revenues last year. The dollar increase this year was primarily due to:

•	The write-off of a loan receivable balance of $3.2 million from a digital content management company, in which the Company has an equity investment.

•	Foreign exchange net losses, primarily on inter-company accounts receivable/payable balances, of $1.6 million this year, compared to a net foreign exchange gain of $273,000 last year.

•	Implementation and consulting expenses related to the Company’s cost savings initiatives of $5.3 million this year, compared to $3.4 million last year.

•	Expenses related to the Company’s new businesses in the UK.

Investment loss for the second quarter of this year was $3.1 million compared to investment income of $470,000 in the second quarter of last year. During the second quarter of this year the Company wrote down its investment in a digital content management company by $3.5 million and now has a remaining investment of $497,000. The Company acquired a minority interest in this start-up venture in 2005 as part of its strategy to diversify and participate in the digital distribution of entertainment products.

Interest expense for the second quarter of this year was $3.1 million, compared to $1.5 million in the second quarter of last year. The higher expense this year was related to an increased level of borrowings and higher interest rates.

Income tax expense for the second quarter of this year was $846,000 despite a loss before income taxes of $15.0 million. The expense this year was due to income taxes payable in tax jurisdictions where the Company was profitable and tax expense related to reserves provided for uncertain tax benefits. The requirement to record valuation allowances negated recognizing any tax carryforward benefits the Company may realize from losses incurred in other tax jurisdictions. However, the income tax benefits remain available to offset income tax liabilities the Company may incur on potential future earnings. For the second quarter of last year, the Company incurred an income tax expense of $6.1 million, despite a pretax loss of $8.2 million. This expense eliminated a substantial portion of the income tax benefit recorded during the first quarter of last year.

Revenues for the first six months this year were $589.7 million, up $18.8 million or 3% from the same period last year. The increase was due to higher revenues from video games, greeting cards and fee for service, offset in part by lower music revenues. Net loss was $33.6 million or $1.66 per diluted share this year, compared to a net loss of $20.2 million or $1.00 per diluted share last year. On a pro-forma basis, loss before income taxes for the first six months of this year was $17.7 million, compared to a loss of $21.7 million for the first six months of last year. A reconciliation of GAAP losses to pro-forma amounts for the six month period appears in a table earlier in this release.

Call Notice

Handleman Company will host a conference call to discuss the second quarter of fiscal year 2008 financial and operating results on Thursday, December 6, 2007 at 11:00 a.m. (Eastern Time). To participate in the teleconference call (in listen mode only), please dial 800-442-9683 at least five minutes before the start of the conference call. In addition, Handleman Company will simulcast the conference live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Handleman Company’s web site, www.handleman.com. A telephone replay of the conference call will be available until Monday, December 10, 2007 at midnight by calling 800-642-1687 (PIN Number 24826105).

About Handleman Company:

Handleman Company is a category manager and distributor of prerecorded music and console video game hardware, software and accessories to leading retailers in the United States, United Kingdom, and Canada. As a category manager, the Company manages a broad assortment of titles to optimize sales and inventory productivity in retail stores. Services offered include product selection, direct-to-store shipments, marketing and in-store merchandising.

Forward-Looking and Cautionary Statements

Information in this press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements including, without limitation, risks associated with the Company’s responsibilities required under its agreement with Tesco PLC, improving operating performance after the termination of the Company’s music supply agreement with ASDA and generating cash from reducing working capital investment, the ability to secure funding or generate sufficient cash required to build and grow other new businesses, achieving the business integration objectives expected with the Crave Entertainment Group and REPS acquisitions, achievement of cost saving strategies identified or in the process of being implemented, changes in the music and console video game industries, continuation of satisfactory relationships with existing customers and suppliers, establishing satisfactory relationships with new customers and suppliers, effects of electronic commerce inclusive of digital music and console video game distribution, success of new music and video game releases, dependency on technology, ability to control costs, relationships with the Company’s lenders, pricing and competitive pressures, successfully executing new business initiatives, dependence on third-party carriers to deliver products to customers, the occurrence of catastrophic events or acts of terrorism, retaining and/or recruiting key executives, certain global and regional economic conditions, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company Contacts:

Thomas Braum	Greg Mize,
Executive Vice President and CFO	Vice President of Investor Relations and Treasurer
(248) 362-4400, Ext. 718	(248) 362-4400, Ext. 211

- Tables Follow -

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(unaudited)

		Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
		Oct. 27, 2007	Oct. 28, 2006	Oct. 27, 2007	Oct. 28, 2006
Revenues		$315,529	$330,509	$589,713	$570,915

Costs and expenses
Direct product costs		(260,726)	(278,750)	(493,221)	(483,564)
Selling, general and administrative expenses		(63,604)	(58,907)	(121,123)	(115,123)

Operating loss		(8,801)	(7,148)	(24,631)	(27,772)

Interest expense		(3,090)	(1,495)	(6,374)	(3,276)
Investment (loss) / income		(3,140)	470	(1,691)	476

Loss before income taxes		(15,031)	(8,173)	(32,696)	(30,572)

Income tax (expense) benefit		(846)	(6,064)	(897)	10,392

Net loss		$(15,877)	$(14,237)	$(33,593)	$(20,180)

Weighted average number of shares outstanding	- basic	20,359	20,268	20,286	20,197

	- diluted	20,359	20,268	20,286	20,197

Net loss per share	- basic	$(.78)	$(.70)	$(1.66)	$(1.00)

	- diluted	$(.78)	$(.70)	$(1.66)	$(1.00)

CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	Oct. 27, 2007	Oct. 28, 2006
Assets
Cash and cash equivalents	$3,973	$16,875
Accounts receivable, less allowances of $14,493 at October 27, 2007 and $16,309 at October 28, 2006	252,078	291,066
Merchandise inventories	151,954	211,395
Other current assets	35,204	17,390

Total current assets	443,209	536,726
Property and equipment, net of depreciation and amortization	60,535	56,885
Other assets, net	86,729	110,527

Total assets	$590,473	$704,138

Liabilities
Debt, current	$114,440	$96,560
Accounts payable	218,613	289,074
Other current liabilities	39,619	23,943

Total current liabilities	372,672	409,577
Other liabilities	8,937	15,901

Shareholders’ equity	208,864	278,660

Total liabilities and shareholders’ equity	$590,473	$704,138

ADDITIONAL INFORMATION (amounts in thousands)

	Three Months (13 Weeks) Ended		Six Months (26 Weeks) Ended
	Oct. 27, 2007	Oct. 28, 2006	Oct. 27, 2007	Oct. 28, 2006
Net loss	$(15,877)	$(14,237)	$(33,593)	$(20,180)
Investment loss / (income)	3,140	(470)	1,691	(476)
Interest expense	3,090	1,495	6,374	3,276
Income tax expense (benefit)	846	6,064	897	(10,392)
Depreciation/amortization expense	5,902	6,313	12,306	12,707
Recoupment of development costs and acquired rights	2,799	2,397	3,999	3,021
Loss on disposal of property and equipment	847	159	886	243

Adjusted EBITDA	$747	$1,721	$(7,440)	$(11,801)

Additions to property and equipment	$2,412	$6,645	$3,627	$10,925

*	Adjusted EBITDA is computed as loss from continuing operations less investment income and income tax benefit, plus investment loss, interest expense, income tax expense, depreciation and amortization expense, recoupment of development costs and acquired rights and loss on disposal of property and equipment.